Exhibit 99.2

For Immediate Release

Contact:	Dennis Story	Will Haraway
	Chief Financial Officer	Director, North America Public Relations
	Manhattan Associates, Inc.	Manhattan Associates, Inc.
	678-597-7115	678-597-7466
	dstory@manh.com	wharaway@manh.com

Manhattan Associates Announces CEO Succession Plan

— Eddie Capel to become chief executive officer in 2013 —

ATLANTA — July 24, 2012 — The Board of Directors of Manhattan Associates, Inc. (NASDAQ: MANH) today announced plans for Eddie Capel to succeed Pete Sinisgalli as Manhattan’s chief executive officer effective January 1, 2013. Mr. Sinisgalli will continue to serve on the Manhattan Associates Board of Directors.

Pete Sinisgalli joined Manhattan Associates in February 2004 as president and chief operating officer and assumed the CEO position in July 2004. Mr. Capel joined Manhattan Associates in June 2000 and has deep experience in all areas of the Company’s business. To help him prepare for the CEO role, he was appointed to the chief operating officer position in January 2011. Effective today he is promoted to president and chief operating officer and appointed to the Manhattan Associates Board of Directors. He and Pete Sinisgalli will work together over the balance of 2012 to ensure a smooth transition of responsibilities.

John Huntz, Chairman of the Board of Manhattan Associates, commented, “During his tenure as CEO, Pete Sinisgalli has been an outstanding leader for our company. The Board thanks Pete for his many important contributions to our success. Over the past few years, our Board has worked closely with Pete to develop a succession plan for the CEO position. Eddie Capel has proven to be a highly qualified, experienced leader, and we have great confidence he will continue to drive Manhattan Associates’ market leadership and financial success.”

Pete Sinisgalli stated, “This is an ideal time for a CEO transition. The Company is in very good shape strategically, competitively, operationally and financially. The management team at Manhattan is second to none and is ready to capitalize on the many market opportunities ahead. I have great confidence in Eddie and his ability to lead Manhattan to the next level of success. He is surrounded by a very strong group of talented people at all levels of the organization.”

Eddie Capel commented, “I look forward to working closely with Pete to finish out 2012 in strong fashion, and I’m excited about leading Manhattan Associates in 2013 and into the future.”

About Manhattan Associates, Inc.

Manhattan Associates continues to deliver on its 22-year heritage of providing global supply chain excellence to more than 1,200 customers worldwide that consider supply chain optimization core to their strategic market leadership. The company’s supply chain innovations include: Manhattan SCOPE®, a portfolio of software solutions and technology that leverages a Supply Chain Process Platform to help organizations optimize their supply chains from planning through execution; Manhattan SCALE™, a portfolio of distribution management and transportation management solutions built on Microsoft .NET technology; and Manhattan Carrier™, a suite of supply chain solutions specifically addressing the needs of the motor carrier industry. For more information, please visit www.manh.com.

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